CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 3 to Registration Statement No. 333-186045 on Form N-2 of our report dated March 21, 2013, relating to the statement of assets and liabilities and statement of operations of DoubleLine Income Solutions Fund appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading “Independent registered public accounting firm” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

March 22, 2013